SUPPLEMENT TO
AMENDED OFFER TO PURCHASE
ALL OUTSTANDING LIMITED PARTNERSHIP UNITS
OF
REEVES TELECOM LIMITED PARTNERSHIP
AND
ALL UNEXCHANGED SHARES OF COMMON STOCK
OF
REEVES TELECOM CORPORATION
(THE PARTNERSHIP’S PREDECESSOR)
BY
REEVES TELECOM ACQUISITION CORP.
AT AN INCREASED PURCHASE PRICE OF $2.25 PER UNIT AND/OR PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON TUESDAY, SEPTEMBER 26, 2006, UNLESS THE OFFER IS EXTENDED.

THIS SUPPLEMENT DATED SEPTEMBER 8, 2006 TO THE AMENDED OFFER TO PURCHASE DATED SEPTEMBER 7, 2006 AMENDS THOSE PORTIONS OF THE AMENDED OFFER TO PURCHASE SPECIFICALLY REFERENCED IN THIS SUPPLEMENT. THIS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDED OFFER TO PURCHASE AND SHOULD BE READ TOGETHER WITH THE AMENDED OFFER TO PURCHASE FOR ALL THE TERMS AND CONDITIONS OF THE OFFER.

Reeves Telecom Acquisition Corp. (“RTAC”) is offering to purchase:

•
Any and all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”), at a purchase price of $2.25 per Unit, and

•
Any and all shares of common stock (the “Shares”) of Reeves Telecom Corporation (the “Corporation”), the predecessor of the Partnership, which have not been exchanged for Units on a 1-for-1 basis pursuant to the terms of the Corporation’s 1979 plan of liquidation, as amended, at a purchase price of $2.25 per Share, in each case, net to the seller in cash and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Supplement and the amended offer to purchase dated September 7, 2006 (the “Amended Offer to Purchase”) and the related amended Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS OR SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE AMENDED OFFER TO PURCHASE.

John S. Grace is the President and sole shareholder of RTAC. Mr. Grace is also, under the rules of the Securities and Exchange Commission, making this Offer, and he and RTAC are together referred to herein as the “Offerors;” however, only RTAC will purchase Units and Shares in this Offer. The general partner of the Partnership is Grace Property Management, Inc., all of the shares of which are held in trust for the benefit of Mr. Grace. Therefore, the Offerors are “affiliates,” as that term is defined in the rules under the Securities Exchange Act of 1934, as amended, of the Partnership and its general partner.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISISON, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISISON PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

IF YOU HAVE ALREADY TENDERED YOUR UNITS OR SHARES AND YOU CONTINUE TO DESIRE TO TENDER YOUR UNITS OR SHARES IN THIS OFFER, YOU DO NOT HAVE TO TAKE ANY ACTION AT THIS TIME.

Questions and requests for assistance, and requests for additional copies of the Amended Offer to Purchase, this Supplement to the Amended Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, or any document incorporated herein or therein by reference, may be directed to the Information Agent at the following telephone numbers:

MELLON INVESTOR SERVICES LLC
Toll Free Number (within the U.S., Canada or Puerto Rico): 1-877-870-8964
Outside the U.S.: 1-201-680-6654 (Collect)

SUPPLEMENT TO AMENDED OFFER TO PURCHASE DATED SEPTEMBER 7, 2006

The Amended Offer to Purchase to which this Supplement relates is amended and supplemented as described below. In all other respects, the Amended Offer to Purchase is unchanged.

All terms that are not defined in this Supplement shall have the meanings set forth in the Amended Offer to Purchase.

1. The Purchase Price is increased from $1.50 per Unit and/or Share to $2.25 per Unit and/or Share, in each case net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in this Supplement and the Amended Offer to Purchase and the related amended Letter of Transmittal. The references in the following portions of the Amended Offer to Purchase to a Purchase Price of $1.50 per Unit and/or Share are hereby changed to a Purchase Price of $2.25 per Unit and/or Share: Cover Page; “Summary Term Sheet-What Will Be the Purchase Price? What Will be the Form of Payment;” “Summary Term Sheet-How Many Units and Shares Will We Purchase?;” “Summary Term Sheet-How Will We Pay for the Units and Shares?;” “Summary Term Sheet-What If I Have Already Tendered My Units and/or Shares Under the Offer?;” “Special Factors-Why Are We Making this Offer?;” “Special Factors-How Does the Purchase Price Compare to the Long-Term Value of the Units and Shares?;” “Special Factors-Are There Other Factors that Holders of Units and/or Shares Should Consider in Connection with the Offer?;” “Special Factors-What Are the Consequences of Tendering My Units and/or Shares?;” Section 1, “General;” Section 2, “Background of the Offer; Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals-Purpose of the Offer;” Section 2, “Background of the Offer; Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals-Certain Effects of the Offer;” Section 7, “Fairness of the Transaction; Determination of Purchase Price; Additional Factors to Consider-Additional Factors to Consider;” and Section 8, “Source and Amount of Funds.”

2. The expiration date of the Offer is extended from 5:00 P.M., Eastern Daylight Time, on Friday, September 22, 2006 to 5:00 P.M., Eastern Daylight Time, on Tuesday, September 26, 2006, unless extended by the Offerors by giving oral or written notice of the extension to the Partnership and making a public announcement of the extension to be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. See Section 13 of the Amended Offer to Purchase. The following references to an expiration date of September 22, 2006 in the following portions of the Amended Offer to Purchase are hereby changed to an expiration date of 5:00 P.M., Eastern Daylight Time, on September 26, 2006, unless extended: Cover Page; “Summary Term Sheet-How Long Do I Have to Tender My Units and/or Shares? When Does the Offer Expire?;” “Summary Term Sheet-Once I Have Tendered Units and/or Shares in this Offer, Can I Withdraw My Tender?;” and Section 1, “General.”

3. On September 1, 2006, MPF-NY 2006, LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; MPF Flagship Fund 11; MPF Flagship Fund 12; MPF DeWaay Premier Fund, LLC; MPF Special Fund 8, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Premier Fund 3, LLC; and MacKenzie Patterson Fuller, LP made an unsolicited tender offer for all the Units of the Partnership outstanding at a purchase price of $2.00 per Unit, in cash, without interest, upon the terms and subject to the conditions set forth in an offer to purchase dated September 1, 2006 and in the related letter of transmittal (the “Second MacKenzie Offer”). The Second MacKenzie Offer is scheduled to expire on October 5, 2006, unless extended pursuant to the terms of the Second MacKenzie Offer. See “Special Factors-Why Are We Making This Offer” and Section 2, “Background of the Offer; Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals-Background of the Offer” of the Amended Offer to Purchase, as amended by this Supplement, for a description of the prior MacKenzie Offer

Each of the Offerors believes that a price of $2.00 per Unit undervalues the Units. Therefore, we are amending this Offer to provide Unit holders an opportunity to sell any or all of their Units at a price higher than $2.00 per Unit and without the usual transaction costs associated with open market sales. However, neither of the Offerors represents or believes that a price of $2.25 per Unit is the fair market value or liquidation value of the Units. We expect to earn a profit upon the eventual sale of the Units, through distributions by the Partnership and/or upon the sale or liquidation of the Partnership. See “Special Factors” and Section 7 of the Amended Offer to Purchase, as amended by this Supplement, for a discussion of the manner of determination and fairness of the Purchase Price.

4. In addition to the Special Factors described in the Amended Offer to Purchase, we strongly urge that you consider the following additional Special Factors when considering whether to tender your Units and/or Shares in this Offer:

WHY ARE WE AMENDING THE PURCHASE PRICE AND EXTENDING THE TENDER OFFER?

On September 1, 2006, the Second MacKenzie Offer commenced. Each of the Offerors believes that a price of $2.00 per Unit undervalues the Units. Therefore, we determined to increase the Purchase Price of this Offer to provide Unit and Share holders an opportunity to sell any or all of their Units and/or Shares at a price higher than $2.00 per Unit and/or Share and without the usual transaction costs associated with open market sales. However, neither of the Offerors represents or believes that a price of $2.25 per Unit is the fair market value or liquidation value of the Units. We expect to earn a profit upon the eventual sale of the Units, through distributions by the Partnership and/or upon the sale or liquidation of the Partnership. See Sections 2 and 7 of the Amended Offer to Purchase, as amended by this Supplement. We have extended the expiration date of this Offer to give all holders sufficient time to consider and act upon this Offer.

WHY SHOULD I TENDER MY UNITS AND/OR SHARES UNDER THIS OFFER RATHER THAN THE SECOND MACKENZIE OFFER?

The Purchase Price under this Offer is $2.25 per Unit and/or Share, which is 12.5% higher than the offer price under the Second MacKenzie Offer. Also, the expiration date under this Offer is currently September 26, 2006. Although we may extend the expiration date, if we do not extend it and if your Units and/or Shares are validly tendered and not withdrawn, you may expect to receive your funds approximately ten (10) days sooner under this Offer than under the Second MacKenzie Offer because we intend to accept and pay the Purchase Price for all such Units and/or Shares promptly after the expiration of our Offer. However, you should read this Supplement and the Amended Offer to Purchase, especially “Special Factors” and Section 7, “Fairness of the Transaction; Determination of Purchase Price; Additional Factors to Consider-Additional Factors to Consider,” as amended by this Supplement, before making any decision to tender your Units and/or Shares in this Offer.

WHY ARE WE SENDING THIS SUPPLEMENT TOGETHER WITH THE AMENDED OFFER TO PURCHASE?

The Amended Offer to Purchase dated September 7, 2006 was already printed by the time we learned of the Second MacKenzie Offer. In order to efficiently provide to all holders of Units and Shares the new information concerning the amended Purchase Price, extension of the expiration date and other matters, we determined to prepare this Supplement rather than reprint the Amended Offer to Purchase.

WHAT IF I HAVE ALREADY TENDERED MY UNITS AND/OR SHARES TO RTAC UNDER THIS OFFER?

You do not have to take any action regarding any Units and/or Shares previously validly tendered to RTAC and not withdrawn if you continue to desire to tender your Units and/or Shares to RTAC. If this Offer is completed, these Units and Shares will be accepted for payment and you will receive the Purchase Price of $2.25 net per Unit and $2.25 net per Share, in cash, unless you withdraw your Units and/or Shares prior to the expiration date of this Offer.

WHAT IF I HAVE ALREADY TENDERED MY UNITS AND/OR SHARES UNDER THE SECOND MACKENZIE OFFER?

If you have already tendered your Units under the Second MacKenzie Offer but wish to withdraw your tender as provided in Section 4 of the Second MacKenzie Offer in order to tender them under the this Offer at a Purchase Price of $2.25, , you must withdraw your Units from the Second MacKenzie Offer in a timely manner that will allow you to tender the Units in this Offer prior to the expiration date of this Offer, which is 5:00 P.M., Eastern Daylight Time, on Tuesday, September 26, 2006, unless extended. To facilitate the withdrawal of Units by Unit holders who have tendered their Units under the Second MacKenzie Offer but who wish to exercise their withdrawal rights under the Second MacKenzie Offer, on the last page of this Supplement is a form that may be faxed to MacKenzie Patterson Fuller, LP, the depositary under the Second MacKenzie Offer.

5. The second to last paragraph on the front cover page of the Amended Offer to Purchase has been changed in its entirety to read as follows:

Neither the Units nor the Shares are listed on any securities exchange. The Units are traded over-the-counter only sporadically. The last trade over-the-counter of which the Offerors are aware was at $2.25 per Unit on September 5, 2006. See Section 7 of the Amended Offer to Purchase, as amended by this Supplement.

6. The answer to the question “How Will We Pay for the Units and Shares?” within the section titled “Summary Term Sheet” in the Amended Offer to Purchase has been changed in its entirety to read as follows:

A total of 1,697,273 Units and 67,029 Shares are held by persons other than the Offerors and the Partnership’s general partner. Assuming all such Units and Shares are purchased in this Offer at the Purchase Price of $2.25 per Unit and $2.25 per Share, respectively, $3,969,680 will be required to purchase all of such Units and Shares. RTAC has sufficient liquid capital for purposes of purchasing the Units and Shares and payment of related expenses. This Offer is not conditioned upon the receipt of financing. See Sections 6 and 8 of the Amended Offer to Purchase, as amended by this Supplement.

7. The answer to the question “How Was the Purchase Price Determined?” within the section titled “Special Factors” in the Amended Offer to Purchase has been changed in its entirety to read as follows:

Each of the Offerors considered a number of factors in setting the Purchase Price, but we set the Purchase Price based primarily upon the $2.00 per Unit offer price in the Second MacKenzie Offer, which price each of the Offers and the Partnership’s general partner believes undervalues the Units. Among the other factors we considered were the lack of a public market for the Units or Shares, the amount of cash and short-term Treasuries held by the Partnership, the Partnership’s real estate assets and their appraised value, the lack of distributions by the Partnership, a possible sale of a material amount of the Partnership’s land, and the potential unrecorded liabilities that the Partnership may face. We have not obtained an opinion from an independent third party to support our Purchase Price. See Section 7 of the Amended Offer to Purchase, as amended by this Supplement.

8. The answer to the questions “What Are the Recent Market Prices of the Units and Shares? How Does the Purchase Price Compare to the Recent Market Prices for the Units and Shares?” within the section titled “Special Factors” in the Amended Offer to Purchase has been changed in its entirety to read as follows:

There is not an active market for the Units or Shares. Neither the Units nor the Shares are listed on any national securities exchange. Quotations on the NASDAQ computerized over-the-counter quotation system and other over-the-counter markets have been virtually non-existent. Since June 14, 2006, however, the Units have been quoted, albeit sporadically, in the over-the-counter market. On September 7, 2006, the Units were quoted at $2.25 per Unit “bid” with no “asked,” meaning that on that date a “market maker” was willing to buy a limited number of Units at $2.25 per Unit but that no “market maker” indicated a price per Unit at which they were willing to sell Units. Transactions involving Units have occurred only sporadically in the over-the-counter market. The last transaction of which the Partnership is aware occurred on September 5, 2006 at $2.25 per Unit. See Section 7 of the Amended Offer to Purchase, as amended by this Supplement.

Since there is no active market for the Units, it is difficult to accurately determine the current value of the Units. See Section 7 of the Amended Offer to Purchase, as amended by this Supplement. The Corporation ceased to exist over 25 years ago; therefore, the Shares have value only insofar as certificates representing Shares are exchangeable into Units on a 1-for-1 basis pursuant to the Corporation’s plan of liquidation.

v

9. The answer to the question “What Alternatives to the Offer Were Considered?” within the section titled “Special Factors” in the Amended Offer to Purchase has been changed in its entirety to read as follows:

Each of the following alternatives to the Offer were considered:

•	An offer by the Partnership to purchase Units and Shares in a self-tender offer.
•	Purchase of Units in the open market by the Partnership or by the Offerors.
•	A cash distribution by the Partnership to holders of Units and Shares from the Partnership’s current cash position.
•	A partial liquidation of the Partnership’s assets and distribution of the proceeds to the holders of Units and Shares.
•	A sale of the Partnership or a complete liquidation of the Partnership’s assets and distribution of the proceeds to the holders of Units and Shares.
•	Taking no action in response to either the MacKenzie Offer or the Second MacKenzie Offer.

Each of the alternatives were ultimately rejected due to the cost and/or length of time involved to achieve, or the uncertainty of achieving, the desired result, or because it would have been an imprudent use of the Partnership’s cash in view of the potential obligations that the Partnership may face. Taking no action was rejected due to each of the Offerors’ belief that the purchase price of $2.00 per Unit in the Second MacKenzie Offer undervalues the Units and Shares and taking no action would not provide holders with an alternative means of achieving liquidity for any or all of their Units and Shares at a price higher than the purchase price in the Second Mackenzie Offer. See Section 7 of the Amended Offer to Purchase, as amended by this Supplement.

10. The fourth paragraph of Section 2 of the Amended Offer to Purchase has been changed in its entirety to read as follows:

After considering the above described factors, among others, and the alternatives described in Section 7, as amended by this Supplement, the Offerors determined to increase the Purchase Price of this Offer to $2.25 per Unit and $2.25 per Share to provide holders of Units and Shares with a more favorable opportunity than is provided by the Second MacKenzie Offer to liquidate some or all of their Units and Shares if they so elect. See Section 7 of the Amended Offer to Purchase, as amended by this Supplement.

11. The first two paragraphs of Section 7 of the Amended Offer to Purchase have been changed in their entirety to read as follows:

Each of the Partnership and its general partner, and each of the Offerors believe that the Offer is unfair from a financial point of view to holders of Units and/or Shares who are not affiliated with the Offerors. In making their determination as to the fairness of the Offer, each of the Partnership and its general partner, and each of the Offerors considered the various factors set forth below under “Determination of the Purchase Price,” “Additional Factors to Consider,” and “Alternatives to the Offer” of this Section 7, as amended by this Supplement. Holders of Units and/or Shares are strongly encouraged to read such sections. In reaching their conclusion as to the Purchase Price, each of the Offerors and the Partnership and its general partner gave primary consideration to the $2.00 per Unit purchase price in the Second MacKenzie Offer and considered other factors. Each of the Offerors, the Partnership and its general partner considered many other factors, but were unable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the Purchase Price; however, each imparted greater importance upon the following factors than on the others that were considered:

•	The amount of cash and short-term Treasuries and total liabilities of the Partnership;
•	The appraised value of the Partnership’s land;
•	The possible sale of a portion of the Partnership’s real estate assets;
•	The Partnership’s net book value; and
•	The lack of an active market for the Units or the Shares.

Neither the Partnership nor its general partner, nor either of the Offerors, has sought, obtained, or plan to seek or obtain an opinion from an independent third party, such as an investment bank or appraisal firm, as to the fairness from a financial point of view of the Offer to any unaffiliated holder or holders of Units and/or Shares. Notwithstanding the foregoing, unaffiliated holders of Units and/or Shares may find it advantageous to tender some or all of their Units and/or Shares in this Offer to obtain liquidity for some or all of their Units and/or Shares at a price substantially higher than that offered in the Second MacKenzie Offer and without the usual transaction costs associated with open market sales.

12. The first bullet after the fifth paragraph of Section 7 of the Amended Offer to Purchase has been changed in its entirety to read as follows:

•
This Offer was originally made in response to the MacKenzie Offer. The Offerors would not have commenced this Offer had no unsolicited tender offer for any and all Units, or a substantial number of Units, been commenced by an unaffiliated third party. This Offer was amended by this Supplement in response to the Second MacKenzie Offer, an unsolicited tender offer for any and all Units at a price of $2.00 per Unit. The Offerors would not have amended this Offer to increase the Purchase Price to $2.25 per Unit and/or Share and extended the expiration date had an unsolicited tender offer for any and all Units, or a substantial number of Units, such as the Second MacKenzie Offer at a price of $2.00 per Unit, not been commenced by an unaffiliated third party;

13. The first paragraph and the first bullet point under “Determination of the Purchase Price” of Section 7 of the Amended Offer to Purchase have been changed in their entirety to read as follows:

Each holder must individually determine whether to tender his/her Units and Shares pursuant to this Offer. When making such a determination, each holder is encouraged to consider the factors set forth above as well as the material factors set forth below that were considered by each of the Offerors in determining the Purchase Price. Neither of the Offerors was able to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the Purchase Price; however, for each of the Offerors, the Purchase Price was based primarily upon the following factor:

■	The Second MacKenzie Offer.

Pursuant to the Second MacKenzie Offer described above, an offer to purchase all Units of the Partnership at a price of $2.00 per Unit was made by the MacKenzie affiliated parties.

14. The second bullet point on page 14 of Section 7 of the Amended Offer to Purchase has been changed in its entirety to read as follows:

■	Lack of a Public Market for Units or Shares.

There is not an active market for the Units or Shares. Neither the Units nor the Shares are listed on any national securities exchange. Quotations on the NASDAQ computerized over-the-counter quotation system and other over-the-counter markets have been virtually non-existent. Since June 14, 2006, however, the Units have been quoted, albeit sporadically, in the over-the-counter market. On September 7, 2006, the Units were quoted at $2.25 per Unit “bid” with no “asked,” meaning that a “market maker” is willing to buy a limited number of Units at $2.25 per Unit but no “market maker” has indicated a price per Unit at which they are willing to sell Units.

Transactions involving Units and Shares have occurred only sporadically in the over-the-counter market. The Partnership is aware of only six transactions that have occurred in the over-the-counter market in the last five years, as follows:

Transaction Date	Price per Unit	No. of Units

September 5, 2006	$2.25	2,500	[a	]
July 13, 2006	1.60	6,781	[a	]
November 2005	10.00	N/A	[b	]
May 2003	0.50	N/A	[b	]
May 2002	0.50	N/A	[b	]
February 2001	0.50	N/A	[b	]

NOTES:
[a]
Source: Bloomberg LP and Pink Sheets®. Bloomberg LP and Pink Sheets®, owned by Pink Sheets, LLC, are sources of market data, including competitive market-maker quotations for securities traded over-the-counter.

[b]	The only information known by the Partnership, furnished by the parties involved, is the approximate transaction date and the price per Unit.

15. The first paragraph and the last bullet point under “Alternatives to the Offer” of Section 7 of the Amended Offer to Purchase have been changed in their entirety to read as follows:

This Offer is being made in response to the Second MacKenzie Offer, an unsolicited tender offer for any and all Units at a purchase price of $2.00 per Unit. After the commencement of the original MacKenzie Offer and the Second MacKenzie Offer, various alternatives to this Offer were considered by each of the Offerors and the Partnership and its general partner. As discussed below, each of the alternatives to this Offer were ultimately rejected. The alternatives were:

•
Maintaining the status quo. Taking no action in response to the original MacKenzie Offer and the Second MacKenzie Offer was considered by each of the Offerors and the Partnership’s general partner but was ultimately rejected due to each of the Offerors’ belief that the purchase price of $0.50 in the original MacKenzie Offer and $2.00 per Unit in the Second MacKenzie Offer undervalued the Units and Shares. Maintaining the status quo would not have provided holders with an alternative means of achieving liquidity for any or all of their Units and Shares at a price higher than the purchase price in the original MacKenzie Offer or the Second MacKenzie Offer.

16. Section 8, “Source and Amount of Funds” of the Amended Offer to Purchase has been changed in its entirety to read as follows:

Assuming that RTAC purchases in this Offer all 1,697,273 Units and 67,029 Shares held by non-affiliates at the Purchase Price of $2.25 per Unit and/or Share, approximately $3,969,680 will be required to purchase such Units and Shares. RTAC currently holds liquid assets in the amount of the funds necessary to purchase all Units and Shares held by non-affiliates, as well as to pay related fees and expenses. The balance sheet of RTAC as of September 8, 2006 is set forth in the table below. This Offer is not conditioned upon the receipt of financing. See Section 6 of the Amended Offer to Purchase.

REEVES TELECOM ACQUISITION CORP.
BALANCE SHEET AT SEPTEMBER 8, 2006

ASSETS		LIABILITIES AND STOCKHOLDER’S EQUITY
Cash	$4,118,363
Receivables	2,575	Liabilities	$-0-
Marketable securities	20,640	Stockholder’s equity	4,141,578
Total assets	$4,141,578	Total liabilities and stockholder’s equity	$4,141,578

The Offerors presently intend that RTAC will retain all securities acquired in this Offer or may distribute them to John S. Grace, who presently intends to retain all securities acquired in this Offer if they are distributed to him.

17. The last paragraph of Section 10, “Directors and Executive Officers of the Offerors; Past Contacts, Transactions And Agreements with the Partnership” of the Amended Offer to Purchase has been changed in its entirety to read as follows:

Prior to the completion of the Offer, RTAC will own no Units or Shares. Mr. Grace owns directly and indirectly 47,260 Units, or 2.6% of all Units if all Shares were exchanged for Units. Mr. Grace owns all the shares of RTAC and for the purposes of the following disclosure, all Units and Shares acquired by RTAC are combined with the Units owned by Mr. Grace. RTAC’s and Mr. Grace’s percentage interest in the Partnership’s net income and net book value will increase should RTAC purchase Units and/or Shares in the Offer. In the event that RTAC acquires all Units and Shares not held by Mr. Grace directly or indirectly, RTAC and Mr. Grace together will own 100% of all Units and Shares and together will have a 100% interest in the Partnership’s net income and net book value. In that event, RTAC’s and Mr. Grace’s combined interest in the net income of the Partnership for the year ended December 31, 2005 and the six months ended June 30, 2006 will increase from $44,733 to $1,720,490 and from $15,038 to $578,384, respectively. Further, in that event RTAC’s and Mr. Grace’s combined interest in the net book value of the Partnership at December 31, 2005 and June 30, 2006 will increase from $96,192 to $3,699,686 and from $111,230 to $4,278,071, respectively. At the close of business on September 7, 2006, a total of 163,027 Units and 899 Shares have been tendered and not withdrawn. If no more Units or Shares are tendered or withdrawn prior to the expiration of the Offer and RTAC purchases all of such Units and Shares, RTAC and Mr. Grace together will thereby have an approximate 11.7% interest in the Partnership’s net income and net book value.

18. Section 14, “Fees and Expenses” of the Amended Offer to Purchase has been changed in its entirety to read as follows:

No person will be directly or indirectly employed, retained, or compensated to make solicitations or recommendations in connection with this Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Offerors for purposes of this Offer. RTAC will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Units and Shares, except as otherwise provided in this document and the Instructions in the Letter of Transmittal.

The Offerors estimate that their total fees and expenses relating to the Offer to be as follows:

Cost of preparing and filing documents with the SEC on EDGAR and of disseminating press releases relating to the Offer	$6,000
Cost of printing and distributing the Offer to Purchase, the Amended Offer to Purchase, the Supplement to the Amended Offer to Purchase, and related documents	40,000
Legal fees and expenses	35,000
Miscellaneous expenses	5,000
Total estimated costs and expenses	$86,000

The Offerors and the Partnership’s general partner estimate that the Partnership will bear no costs or expenses relating to this Offer except as follows:

Legal (primarily relating to the review of press releases and SEC filings by the Partnership in response to this Offer)	$5,000
Cost of preparing and filing documents with the SEC on EDGAR and of disseminating press releases relating to the Offer	4,000
Total estimated costs and expenses	$9,000

IMPORTANT

If you wish to tender all or any part of your Units or Shares in this Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and deliver the Letter of Transmittal together with the certificates representing tendered Units or Shares and all other required documents to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), or tender such Units or Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Amended Offer to Purchase, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the tender for you. If your Units or Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such person if you desire to tender your Units or Shares.

Only Units and Shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. Units and Shares not properly tendered in the Offer will be returned to the tendering holders at RTAC’s expense promptly after the expiration of the Offer. See Sections 1 and 3 of the Amended Offer to Purchase, as amended by this Supplement.

If you wish to tender Units and/or Shares and your certificates therefor are not immediately available, or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in Section 3 of the Amended Offer to Purchase.

Each of the Offerors and the Partnership’s general partner believe that the Offer is unfair from a financial point of view to unaffiliated holders of Units and/or Shares. Nevertheless, holders of Units and/or Shares may wish to tender some or all of their Units and/or Shares in the Offer to obtain liquidity for some or all of their holdings without the usual transaction costs associated with open market sales. You should read carefully the information in this Supplement and the Amended Offer to Purchase and the related Letter of Transmittal, including the Offerors’ reasons for making the Offer.

The Offer is not being made to (nor will any tender of Units or Shares be accepted from or on behalf of) holders of Units or Shares in any jurisdiction in which the making of the Offer or the acceptance of any tender of Units or Shares therein would not be in compliance with the laws of such jurisdiction. However, the Offerors may, at their discretion, take such action as they may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Units and Shares in such jurisdiction.

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IF YOU HAVE ALREADY TENDERED YOUR UNITS OR SHARES AND YOU CONTINUE TO DESIRE TO TENDER YOUR UNITS OR SHARES IN THIS OFFER, YOU DO NOT HAVE TO TAKE ANY ACTION AT THIS TIME.

September 8, 2006

Questions and requests for assistance, and requests for additional copies of the Amended Offer to Purchase, this Supplement to the Amended Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent at the following telephone numbers:

MELLON INVESTOR SERVICES LLC
Toll Free Number (within the U.S., Canada or Puerto Rico) : 1-877-870-8964
Outside the U.S.: 1-201-680-6654 (Collect)

NOTICE OF WITHDRAWAL

IF YOU WISH TO TENDER YOUR UNITS TO REEVES TELECOM ACQUISITION CORP. (“RTAC”) AT A PURCHASE PRICE OF $2.25 PER UNIT, YOU MUST WITHDRAW YOUR UNITS FROM THE SECOND MACKENZIE OFFER IN A TIMELY MANNER THAT WILL ALLOW YOU TO TENDER THE UNITS TO RTAC PRIOR TO THE EXPIRATION DATE OF RTAC’S OFFER, WHICH IS 5:00 P.M., EASTERN DAYLIGHT TIME, ON TUESDAY, SEPTEMBER 26, 2006, UNLESS EXTENDED.

Facsimile Number: (925) 631-9119

Deliver to:	MACKENZIE PATTERSON FULLER, LP
1640 SCHOOL STREET
MORAGA, CALIFORNIA 94556

Relating to:
Offer to purchase all outstanding limited partnership units of Reeves Telecom Limited Partnership by MPF-NY 2006, LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; MPF Flagship Fund 11; MPF Flagship Fund 12; MPF DeWaay Premier Fund, LLC; MPF Special Fund 8, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Premier Fund 3, LLC; and MacKenzie Patterson Fuller, LP at a price of $2.00 per unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the offer to purchase dated September 1, 2006 (the “Second MacKenzie Offer”) and the related letter of transmittal.

To whom it may concern:

The undersigned has previously tendered the certificates for the number of limited partnership units of Reeves Telecom Limited Partnership set forth below under the above described offer. By this notice, the undersigned hereby withdraws the tender as provided in Section 4 of the Second MacKenzie Offer to Purchase, and requests that the certificates be returned to the undersigned at your earliest opportunity.

Number of units and certificate numbers tendered
(Name of person who tendered the units to be withdrawn)

X
(Signature of Owner)

X
(Signature of Owner)

(Date)

NOTE: This Notice of Withdrawal MUST BE SIGNED by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.